Immortal Data

Immortal Data offers an affordable, patented solution to the data collection and recovery demands of the burgeoning and budget-minded aerospace industry. We provide needed infrastructure to the ever expanding space industry.

Invest

$100 minimum investment

Deadline December 16, 2022
in 2 months

Share Price
$4

Total Raised
$68,960

Valuation
$10,004,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Our intent is to provide space-faring platforms with **affordable, light weight, compact, modular** hardware/software systems to gather and share sensor data.

Configured as a system of systems, our products protect data in the event of failure so it can be recovered for root cause analysis.

Immortal Data presents our patented Distributed Black Box™ technology which collects, stores and safeguards data - even up to the last seconds of a catastrophic event.

smoke trail


The idea of Immortal Data
was born from disaster
JANUARY 28, 1986: Challenger was engulfed in a fiery cloud and broke up 78 seconds after launch, killing all seven crew members.
FEBRUARY 1, 2003: Columbia broke up as it returned to Earth. The disintegration of the orbiter spanned about 2,000 square miles (5,180 square kilometers) in east Texas alone.

HIGHLIGHTS

- IDI is poised to supply technological solutions for **future government regulation** of the new space industry.
- The Federal Aviation Administration's Office of Commercial Space Transportation (FAA/AST) **awarded grant** funding.
- New Mexico Institute of Technology chose Immortal Data's data acquisition system to test a new Structural Health monitoring sensor. Our first space faring payload has been **delivered**.
- The NASA Spaceflight Opportunities Office is working with the FAA/AST to **fund our payload** and others as related to their future needs.

PROBLEM

Current black box technology made for aircraft is not going to work in the new space industry. Flight recorders (AKA Black Boxes) on aircraft are heavy and often **untraceable in hostile environments**.

Practices to determine the cause of disasters currently rely on telemetry, debris mapping, and backward simulation to reconstruct the event and determine the cause and responsibility. There was **no telemetry** at the time of the space shuttle Columbia disaster, answers were tough to find, came late and at a high cost.

Data transmissions from a space vehicle to the ground during the last few seconds are either **unclear or insufficient**.

Orbital assets damaged or destroyed by debris have **no records of the event**, so neither cause nor liability can be ascertained.

Dale Amon question


Our CEO, Dale Amon, drew on his 30 years of experience designing data acquisition systems to ask the next question:
How can we build a low -cost system capable of identifying potential points of failure before a space vehicle leaves the ground?
If an accident does happen, how to provide failure point data so the breakdown's root cause is not repeated?

INNOVATIVE SOLUTION

Our solution to existing problems of legacy black-box technology features three major innovations:

- **Reconfigurable, light weight**, compact, distributed black-box modules that provide inter-module communications in the form factor of a smartphone.
- **Paradigm breaking** data acquisition and storage capability that supports any sensor; sharing, preserving and protecting data such as cockpit voice, vehicle mechanics, skin materials, engine health and more.
- A GPS sensor that will gather position information after a catastrophic incident **providing investigators information** to determine cause and liability.

Immortal Data- The Solution


The Solution
Reconfigurable distributed black-box modules:
• Cell phone sized
• Inter module communication
Mission-oriented sensors preserve and secure data including
• Voice from the cockpit
• Vehicle mechanics
• Skin materials
• Engine system health
GPS signal locator
• Guides rescue operators to the black box locations
• PATENT #: 9286738 USPTO DN/20150339867
IMMORTAL DATA

Our Product Line

ShipsDAQ - Data Acquisition Module



ShipsDAQ - Data Acquisition Module

Our Data Acquisition Module or microDaq uses COTS parts with our **proprietary software** to **collect, store and distribute** data. This product serves customers operating in Low Earth Orbit (LEO).

- Small & light-weight
- Low powered
- Well-tested & reliable hardware



ShipsLog 4.0

ShipsLog 4.0

Sharing data from our ShipsDAQ, ShipsLog **makes raw data streams available** to other modules for display, downloading, storage or analysis.

Our **Vendor Agnostic Interface™** features a driver plug-in that allows us to access data acquisition hardware whether from our own ShipsDAQ or from other vendors. Because of this feature we can, for example, **interface with NMEA-2000** protocol-based devices such as GPS units and inertial sensors, which are much utilized in aviation.



ShipsStore

ShipsStore

ShipsStore accumulates and stores sensor data in real time. With multiple sensors and data acquisition modules reporting to multiple ShipsStore units, data reconstruction is possible if only a single ShipsStore unit is recovered intact **after a catastrophic event**.

If your platform encompasses 500 sensors and 100 ShipsStore units and most ShipsStore units are rendered inoperable after a catastrophic event, the recovery of one ShipsStore unit may allow the **reconstruction of data from all sensors**.

With a large number of approved claims, our patent for ShipsStore strategically positions us within the market.



Distributed Black Box™

Distributed Black Box TM

When configured as a system of systems, our modules **create redundant collections of sensor data** that contain up-to-the-second information from across the sensor array.

Data can be **shared and analyzed** during normal operations or reconstructed after a major incident.

Consulting

Consulting Services

Immortal Data provides consulting services for the new space marketplace.

- As a valued partner of Dubois and King, we are responsible for the Spaceport section of the redesign and expansion of the Las Cruces Airport.
- We provided consulting services to EXOS Aerospace on an Automated Multi-User Launch Checklist.
- Other consulting engagements included expert advisory support to Northrop Grumman and Standard Technology.

BUSINESS MODEL

The proliferation and expansion of entrepreneurial launch and satellite companies create a need for affordable data acquisition systems and Black Box Solutions. **Legacy suppliers are not prepared** to meet this need.

Immortal Data's business model supplies a solution for "Black-Box" needs of the new space industry. Our product line is designed to support insurance companies ...government regulators...accident investigators and others who need to understand "what happened."

Immortal Data's intention is to bring to market a solution **to answer: "What happened?"**

Our targets are those companies that are venturing into space. Companies like United Launch Alliance, SpaceX, and Virgin Galactic, to name a few, will need to comply with the growing regulatory environment. Immortal Data's product line supports their ability to comply with emerging regulations.

Regulations are already evolving. The FAA/AST, Space Force, Air Force and others are currently discussing the challenges of regulating space operations and encouraging emergent solutions. One example is an Automatic Dependent Surveillance System (ADS-B) for space to merge space traffic seamlessly with commercial aviation.

Our patented Distributed Black Box™ is designed to be upgraded to support ever-evolving regulatory requirements. By providing safely stored flight and sensor data, insurance companies...government regulators...accident investigators truly **will understand "what happened."**

Immortal Data Customer Benefits


1
Flight data is a tool for optimizing performance of existing systems and improving next generation systems; part of good engineering practice.
2
We expect insurers to offer preferential premium rates to customers who use our system, in line with existing practice in aviation, road transport, and maritime, as it leads to better outcomes in event case of accidents with potential for liability.
3
We anticipate regulators to make use of black boxes mandatory in the near future, in line with existing practice in aviation, maritime, and road transport. Regularizing space practice in line with other environments is already US policy; extending black box requirements would just be an implementation of that policy.
Customer Benefits
Copyright 2020 Immortal Data Inc. Proprietary & Confidential. Not Export Controlled. Any use, reproduction, or distribution without the express consent of Immortal Data Inc. is strictly prohibited. If you all are not the intended recipient, please immediately delete this document and any associated communications.
IMMORTAL DATA

Immortal Data's business model supplies a patented, economical solution for "Black-Box" needs of the new space industry. Our product line is designed to support insurance companies ...government regulators...accident investigators and others who need to understand "what happened."

MARKET

Immortal Data has entered this marketplace at a **unique moment in history**, marked by the expansion of commercial space and the associated regulatory environment.

> "The global new space market generated revenue of 6 Billion US dollars in 2019 and is projected to reach 9 Billion US dollars by 2026" - NewSpace Market Study, Global Market Estimates

With the number of companies pursuing tourism, satellite deployments, space manufacturing and construction rapidly increasing, the need for affordable data acquisitions and Black Box Solutions is on the rise. **Legacy suppliers** are **not prepared to meet** this need.

The **expanding regulatory environment** is trending towards requiring companies to collect and retain data from space operations. Immortal Data is **positioned to shape** future regulations and **fulfill the technological need**.

Immortal Data Market



Immortal Data Market
SUBORBITAL RESEARCH & SMALL SATELLITE LAUNCHES
Initial market. Avg. IDI price $50K to $100K.
GROUND TEST/RESEARCH
Early target. Micro-DAQ family is customizable. USRA (University Space Research Association) membership about 80 in the US. Each a potential customer, avg. 3 relevant experimenters per institution per year. Average experiment's price from IDI $20K.
PRIVATE SPACE MARKET
Principal Target. Private, entrepreneurial space launch vehicles, satellites, and other space activities, both in space and pre-launch development testing on Earth.

Immortal Data **holds the patent** for Distributed Black Box™ technology and that patent has been **established through multiple claims**. Our competition can offer only traditional black boxes that collect limited data, and are expensive, heavy, and hard to recover.

We have established ourselves in those which are technically easiest to support. As our infrastructure matures, we plan to expand into the more challenging markets. We are **pursuing interconnected markets** such as aviation, maritime, and land transportation.

According to Global Aerospace, a UK/USA aerospace and aviation insurance company: Space underwriters are working with private space companies and NASA/FAA to create the insurance product that addresses the risks they face when it comes to human flight.

The Way Forward


2010 -2011
• Launched company
• Consulting projects
2012 -2016
• XCOR Engagement
• Build Team Experience
• Subcontractor to Standard Technology and Northrop Grumman
• Developed & Patented The Technology
2018
• Licensed technology from XCOR
• Evolved Products, Systems & Networks
• Proved Technology Readiness Levels
2019 -2020
• Received research grant with New Mexico Tech from FAA
• Created product for system tests in space
• Raise investment to fund company from 2021 to 2023
• Formalize Governance & Infrastructure
2021 -2022
• Conduct a space system test in partnership with New Mexico Technical University March 2021
• Hire staff
• Continue product development to Version 4.1
• Enter market and establish brand
2023 -2025
• Expand Brand presence
• Expand Revenue
• Expand product line to deep space capability
2026 -2030
• Expect market rapid expansion for the Space Black Box
• Organize Acquisition or IPO

The Immortal Data **roadmap to success** is achievable by building upon short, near and long term objectives. Our team aims to achieve these objectives over the coming months and years.

Short Term Objectives

- July, 2021: Conduct a PR campaign to build brand awareness. Currently underway.
- August 2021: Complete bench test of prototype system.
- October 2021: Post an invitation to invest in IDI on Netcapital.

Near Term Objectives

- Early 2022: Launch of prototype system into 100 km vertical trip to test technology in actual working conditions, in partnership with New Mexico Institute of Technology.
- 2022: Conditional to successful capital raise, expand organization as product development and evolution requires.
- 2022: Continue product testing to ensure the ability of systems to function in the extremes of space.
- Late 2022: Finalize plans for the second launch of our products. Discussions in progress for orbital flight.

Long Term Objectives

- 2023: Focus product development on increasing utilization of sensor data stream, continuous improvement of black box technology, and low-cost black box re-entry technology.
- 2023: Execute strategic sales & marketing plan to increase the customer base.

Market Growth


Market Growth
Immortal Data services the young and rapidly growing private space flight industry
The global new space market generated revenue of USD 6 Billion in 2019 and is projected to reach USD 9 Billion by 2026.
*According to the New Space Market Study conducted by Global Market Estimates
10 Billion $
7.5 Billion $
5 Billion $
2.5 Billion $
0 Billion $
2019
2026

PRESS

- Space-for-All at HobbySpace | Geared Up for Launch – Immortal Data & NM Tech
- Authority Magazine: “The Future Is Now: Dale Amon of Immortal Data On How Their Technological Innovation Will Shake Up The Tech Scene”
- KRWG: “Immortal Data: Aiming for the Stars but Grounded in Las Cruces”
- Entrepreneur Magazine: “Under the radar, Dale Amon is doing big things in aerospace”
- Los Angeles Times: "Immortal Data CEO Quoted in LA Times"

TEAM

Immortal Data brings a strong experienced team that understands technology as it relates to the new space industry and the implementation of our patent in that industry.

Consisting of senior executives, accomplished engineers and other bright minds, our team is ready and capable of taking on these difficult challenges.



Dale Amon

President/CEO, Member, Board of Directors

Senior Engineer at XCOR Aerospace responsible for the Lynx Spaceplane data systems, with a BSEE and graduate work at Carnegie-Mellon University with Nobel Laureate Dr. Herbert Simon.



Sunil Ahuja

COO/CFO, Treasurer

Brings 35 years line management and consulting experience with a variety of firms, from startups to Fortune 500 companies, in multiple functions, He has an B. Tech in EE from the Indian Institute of Technology with an MBA from Carnegie-Mellon University.



Arlene M. Dodds

Chief Marketing Officer, Secretary

Business development expert, responsible for securing strategic opportunities as large as $2.5B. She holds an Active Top-Secret clearance and an Entry on Duty (EOD) with the Department of Homeland Security (DHS) Cybersecurity and Infrastructure Security Agency (CISA).



Dr. Clifford A. Martin

Board of Directors, Chairman

Co-founder and Chief Laser Scientist at Taunton Technology Inc., where he invented novel laser detectors. He holds a PhD in Physics from Pennsylvania State University.



James C. Bennett

Chief Regulatory Officer

Currently a consultant on commercial space flight and applications. He is Space Fellow of the Economic Policy Centre, London. He co-founded two private launch ventures, Starstruck, Inc., and American Rocket Company (AMROC), which between them revived the hybrid rocket propulsion technology now used in Virgin Galactic's SpaceShipTwo and Sierra Nevada's Dream Chaser. He has served on a number of government advisory bodies dealing with commercial space policy and regulation in the USA and the United Kingdom between 1984 and 2013.



Warren “Scott” Massey

Chief Security Officer

A Retired Army Lieutenant Colonel, he has held senior positions in both corporate and government agencies. He earned his MA in Computer Resources and Information Management from Webster University. He has held multiple security clearances including Top Secret SCI.



James A. Wolff, Esq

Chief Visionary Officer

An experienced corporate attorney and entrepreneur with a portfolio of commercial space and technology companies, he received his undergraduate degree from Johns Hopkins University and his Juris Doctorate from New York Law School.



Anita Gale

Chief Technical Officer

She has 40 years of experience with The Boeing Company on the Space Shuttle and Commercial Crew programs. She holds a BS and an MS in Aeronautics & Astronautics from the University of Washington.

USE OF PROCEEDS

If the offering's maximum amount of $5,000,000 is raised:

Use	Value	% of Proceeds
Management and engineering salaries	$3,157,675	63.2%
Travel	$15,120	0.3%
Sales and Business Development	$150,000	3.0%
Office Furniture	$35,148	0.7%
Outsourced Work/Consulting	$21,132	0.4%
Operations/Project Management	$8,379	0.2%
Sales Commissions	$343,450	6.9%
Legal	$45,360	0.9%
R&D Expenses	$213,758	4.3%
Workstations	$35,067	0.7%
Laptops	$56,479	1.1%
Office Equipment Including Software & Implementation	$91,650	1.8%
R&D and Production Equipment	$64,177	1.3%
Govt Fees	$30,240	0.6%
IP/Patent Costs and Fees	$75,600	1.5%
Financing	$37,800	0.8%
Accounting	$22,680	0.5%
Audits	$37,800	0.8%
Taxes	$16,380	0.3%
Facility Rent	$69,552	1.4%
Utilities	$2,016	less than 0.1%
Communication	$10,950	0.2%
IT	$18,144	0.4%
Insurance	$65,583	1.3%
Training	$37,800	0.8%
Recruitment/Moving Expenses	$82,152	1.6%
Books and Subscriptions	$6,552	0.1%
Materials and Supplies	$4,356	less than 0.1%
Intermediary fees	$245,000	4.9%

TERMS

This is an offering of Class B Netcapital Common Stock, under registration exemption 4(a)(6), in Immortal Data Incorporated. This offering must raise at least $10,000 by December 16, 2022 at 6:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Immortal Data may issue additional securities to raise up to $5,000,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

3,751,000 shares
× $4 per share

$15,004,000 implied valuation

PITCH DECK

IMMORTAL DATA

Immortal Data

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

Form C on October 26, 2021

Form C/A on December 9, 2021

Form C/A on February 18, 2022

Form C/A on March 30, 2022

Form C/A on May 17, 2022

Form C/A on June 23, 2022

Form C/A on July 13, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook
- LinkedIn

UPDATES

Aug 30, 2022 — We have moved into a larger space at the Las...

Aug 30, 2022 — Another part of our team is spooling up for a...

Jul 29, 2022 — Busy week. We've come to an agreement for a...

Jul 15, 2022 — Immortal Data exhibited at the International...

Jul 15, 2022 — The CEO presented a paper on our work at a...

Jul 15, 2022 — Immortal Data and Rogue Aerospace have signed a...

Jul 15, 2022 — After long delays by NASA due to paperwork...

Jul 15, 2022 — Work for the Las Cruces Airport Master Plan as...

Jul 15, 2022 — Immortal Data has received a $15K purchase...

Jul 13, 2022 — Filed Form C/A

Jun 23, 2022 — Filed Form C/A

May 17, 2022 — Filed Form C/A

Mar 30, 2022 — Filed Form C/A

Feb 18, 2022 — Filed Form C/A

Dec 9, 2021 — Filed Form C/A

Oct 26, 2021 — Primary offering of 1,250,000 shares at $4

Oct 26, 2021 — Filed Form C

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

hello@netcapital.com
+1 (617)-231-9270